Exhibit 99.1

FOR: GOTTSCHALKS INC.

CONTACT: Michael Geele
          Chief Financial Officer
          (559) 434-4800

          FD Morgen-Walke:
          Leigh Parrish, Teresa Thuruthiyil
          (415) 439-4521

DISTRIBUTION: US2, IRW & FAX LIST: SFGOT

FOR RELEASE ON TUESDAY, MAY 27, 2003 AT 4:05 P.M. EST

GOTTSCHALKS REPORTS FIRST QUARTER FISCAL 2003 RESULTS

FRESNO, Calif., May 27, 2003 - Gottschalks Inc. (NYSE: GOT) today reported a net loss for the first quarter of fiscal 2003 of $4.0 million, or $0.31 per share, compared to a net loss of $2.7 million, or $0.21 per share, in the first quarter of fiscal 2002.

As previously reported, same store sales for the first quarter decreased 4.0% from the first quarter of fiscal 2002. Total sales for the first quarter decreased 6.0% to $140.6 million from $149.6 million for the same period of the prior year. The decrease in total sales for the quarter is partially attributable to the closure of seven stores which were open in the comparable period last year.

Mr. Jim Famalette, president and chief executive officer, commented, "Our first quarter results reflect the impact of lower than expected sales due to the continued weak economy, unseasonable weather in many of our markets and tight retail spending. While these factors are for the most part out of our control, we are pleased with our steady progress on the objectives targeted in the 5-Point Strategic and Financial Positioning Plan we announced in February. We have taken significant steps to improve the financial condition of the Company, reducing our total debt and improving our operating liquidity compared to the end of the first quarter in 2002. We have also continued to manage the operational facets of our business well in this difficult retail environment. While lower than expected sales resulted in an increase in expenses as a percentage of sales, we achieved a reduction in our operating expense dollars for the quarter in line with our announced plan. We plan to continue to aggressively pursue operating efficiencies throughout the Company on a go forward basis."

Mr. Famalette continued, "As planned, we closed five underperforming stores in the Pacific Northwest during the first quarter and will close a sixth store in June. However, we are very pleased with the results being generated at the majority of the remaining 21 stores in the Pacific

 Northwest. Our stores in this region turned in a good performance during the first quarter, generating a comparable store sales increase despite the challenging economic environment. The results from our six Alaska stores were particularly strong. We achieved a 6% increase in sales for these six stores compared to the same period last year. In addition, our Juneau and Wasilla stores, both of which we expanded last year, experienced double- digit sales increases for the quarter. As a result of our success in this market, we are currently working toward the expansion of a third store in Alaska later this year.

"At the same time we have dedicated efforts toward improving the financial performance of the Company, we have also been proactive in focusing on our merchandise assortments and increasing sales contributions by investing in the development of Gottschalks' private label brands. At the end of March, we launched GK, our new exclusive children's line. The success of this new line generated over a 10% increase in comparable store sales for our children's division for the month of April. Subsequent to the end of the quarter, we also introduced a new private label brand, Smart Khaki, in our men's division in time to gear up for Father's Day promotions."

Mr. Famalette concluded, "Looking forward, based on current business trends we anticipate second quarter comparable store sales improving to be even with the same period last year. In addition, we expect a slight increase in our gross margin for the quarter, and we anticipate continuing to achieve our expense reduction target during the period. "Based on our objectives of better sales and margins, we also currently expect second quarter 2003 earnings to be improved over the comparable quarter in 2002."

As part of the Company's 5-Point Plan, Gottschalks completed the sale of its private label credit card operations to Household's retail services business. First quarter 2003 net credit revenues reflect $1.1 million net servicing fees under the Interim Servicing Agreement with Household, as well as $0.3 million of ongoing program compensation. Servicing of the Company's credit card operations was transferred to Household as planned on May 14, 2003.

At the end of the first quarter of fiscal 2003, Gottschalks' total on-balance sheet debt was $131.2 million, down $23.4 million from $154.6 million at the end of the first quarter last year. Including the $69.0 million off-balance sheet accounts receivable securitization debt in the prior year amount, the Company's total debt for the first quarter of fiscal 2003 decreased $92.4 million, or 41.3% from the end of the first quarter last year. In addition, the Company's excess borrowing availability on its revolving line of credit increased to $26.8 million at the end of the first quarter of 2003 compared to $13.1 million at the end of the first quarter of fiscal 2002.

As announced May 5, 2003, Gottschalks' Board of Directors authorized a new common stock share repurchase program for the potential purchase of up to one million shares during the remainder of fiscal 2003. Shares may be purchased from time to time and at the Company's discretion in the open market.

Earnings Teleconference

Gottschalks will host a conference call today at 1:30 p.m. PST to discuss the Company's financial results for the first quarter of fiscal 2003. To access the call, dial (800) 223-9488. If you are unable to participate in the call live, a replay will be made available through June 3, 2003. To access this service, please dial (800) 374-1375.

 About Gottschalks

Gottschalks is a regional department store chain, currently operating sixty-six department stores and twelve specialty apparel stores in six western states, including California (39), Washington (14), Alaska (6), Oregon (3), Nevada (2) and Idaho (2). Gottschalks offers better to moderate brand-name fashion apparel, cosmetics, shoes, accessories and home merchandise. Gottschalks offers corporate information and selected merchandise on the World Wide Web at www.gottschalks.com.

Business Risks and Forward Looking Statements

This release contains forward-looking statements (within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. In some instances, such statements may be identified by the use of forward-looking terminology such as "may," "will," "expects," "believes," "intends," "projects," "forecasts," "plans," "estimates," "anticipates," "continues," "targets," or similar terms, variations of such terms or the negative of such terms. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, including, without limitation, the Company's ability to meet debt obligations and adhere to the restrictions and covenants imposed under its various debt agreements; the timely receipt of merchandise and the Company's ability to obtain adequate trade credit from its key factors and vendors; risks arising from general economic and market conditions (including uncertainties arising from acts of terrorism or war), the ability to improve the profitability and cash flows of the stores acquired from Lamonts Apparel, Inc., or to sell, sublease or close underperforming stores; the ability to modify operations in order to minimize the adverse impact of rising costs, including but not limited to health care, workers' compensation, property and casualty insurance and utilities costs; the effects of seasonality and weather conditions, changing consumer trends and preferences, competition, consumer credit, the Company's dependence on its key personnel and general labor conditions, all of which are described in more detail in Gottschalks' Annual Report on Form 10-K and other reports filed by Gottschalks with the Securities and Exchange Commission.

Following are Consolidated Statements of Operations and Condensed Consolidated Balance Sheets:

GOTTSCHALKS INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
unaudited

                                                        Quarter Ended
                                                    ----------------------
                                                      May 3,      May 4,
                                                       2003        2002
                                                    ----------  ----------
Net sales......................................... $  140,619  $  149,560
Net credit revenues...............................      1,475       2,470
Net leased department revenues....................        754         763
                                                    ----------  ----------
     Total revenues...............................    142,848     152,793

Costs and expenses:
  Cost of sales...................................     93,128      98,491
  Selling, general and administrative expenses....     49,514      51,924
  Depreciation and amortization...................      3,368       3,358
  Store closure costs, net........................        146          --
                                                    ----------  ----------
     Total costs and expenses.....................    146,156     153,773
                                                    ----------  ----------
Operating loss....................................     (3,308)       (980)

Other (income) expense:
  Interest expense................................      3,401       3,747
  Miscellaneous income............................       (431)       (381)
                                                    ----------  ----------
                                                        2,970       3,366
                                                    ----------  ----------
Loss before income tax benefit....................     (6,278)     (4,346)

Income tax benefit................................     (2,291)     (1,674)
                                                    ----------  ----------
Net loss.......................................... $   (3,987) $   (2,672)
                                                    ==========  ==========
Net loss per common share -
  basic and diluted............................... $    (0.31) $    (0.21)
                                                    ==========  ==========

Weighted average number of common shares
   outstanding - basic and diluted................     12,801      12,726

GOTTSCHALKS INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of dollars)
(unaudited)

                                                        May 3,      February 1,     May 4,
                                                         2003          2003          2002
                                                     ------------  ------------  ------------
ASSETS
CURRENT ASSETS:
  Cash............................................. $      9,911  $      6,215  $      3,344
  Retained interest in receivables sold............           --            --        14,123
  Receivables, net.................................        5,008        10,641         9,423
  Merchandise inventories..........................      187,773       164,615       185,400
  Other............................................       14,461        12,614        17,382
                                                     ------------  ------------  ------------
          Total current assets.....................      217,153       194,085       229,672

PROPERTY AND EQUIPMENT, NET........................      137,534       139,888       150,980
OTHER LONG-TERM ASSETS:
  Goodwill.........................................        7,501         7,501         7,635
  Intangibles, net.................................          667           658         9,613
  Other............................................        6,037         6,597        10,695
                                                     ------------  ------------  ------------
                                                          14,205        14,756        27,943
                                                     ------------  ------------  ------------
TOTAL ASSETS....................................... $    368,892  $    348,729  $    408,595
                                                     ============  ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Trade accounts payable and
    other current liabilities...................... $     82,573  $     80,602  $     82,166
  Revolving line of credit.........................       22,638        28,845        31,765
  Current portion of long-term debt................        1,737         1,719         1,620
  Current portion of capitalized lease obligations.        2,932         2,970         2,798
                                                     ------------  ------------  ------------
      Total current liabilities....................      109,880       114,136       118,349

LONG-TERM DEBT, less current portion:
  Revolving line of credit.........................       60,000        30,000        75,000
  Notes and mortgage loans payable.................       36,977        37,454        34,794
  Capitalized lease obligations....................        6,952         7,643         8,687
                                                     ------------  ------------  ------------
                                                         103,929        75,097       118,481

DEFERRED INCOME TAXES OTHER LIABILITIES............       30,672        31,183        34,534

SUBORDINATED NOTE PAYABLE TO AFFILIATE.............       22,074        21,989        21,731

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY...............................      102,337       106,324       115,500
                                                     ------------  ------------  ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY......... $    368,892  $    348,729  $    408,595
                                                     ============  ============  ============